For Immediate Release

HMS Income Fund Declares 2.25% Special Stock Dividend

HOUSTON – September 13, 2012 – HMS Income Fund, Inc. (“HMS Income Fund”), a business development company sponsored by Hines and sub-advised by Main Street Capital Partners, LLC, a subsidiary of Main Street Capital Corporation (NYSE: MAIN), today declared a special stock dividend of approximately 2.25 shares of HMS Income Fund’s common stock per 100 shares of common stock. The board of directors approved the stock dividend in light of the performance of HMS Income Fund’s portfolio. “The purpose of this special stock dividend was to ensure that HMS Income Fund’s net asset value (“NAV”) per share does not exceed its current offering price, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940,” said Ryan Sims, chief financial officer for HMS Income Fund.

Sims also said that the special stock dividend increased the number of shares outstanding as of the issue date, thereby reducing NAV per share, “however, because the stock dividend was issued to all existing stockholders in proportion to their holdings, the reduction in NAV per share as a result of the stock dividend was offset exactly by the increase in the number of shares owned by each investor. As the overall value of an investor’s position is not reduced as a result of the special stock dividend, the board of directors determined that its payment was not dilutive to existing stockholders.” Sims added that the stock dividend it is not expected to represent a taxable dividend because it did not change any stockholder’s proportionate interest in HMS Income Fund.

About HMS Income Fund

HMS Income Fund is a publicly registered, non-traded business development company sponsored by Hines, an international investment management firm. The primary investment objective of HMS Income Fund is to generate current income through debt and equity investments in private middle market and lower-middle market U.S. companies. Its secondary objective is to generate long-term capital appreciation through such investments. HMS Income Fund is managed by HMS Adviser LP and is sub-advised by a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN), a publicly traded business development company. To learn more, please visit www.hinessecurities.com.

About Hines

Hines is an international investment management firm with offices in 110 cities across 18 countries. Established in 1957, it is today one of the largest privately owned commercial real estate investment, development and management firms in the world, overseeing $22.9 billion in equity investments (as of December 31, 2011) for leading public and private pensions, corporations, sovereign wealth funds, family offices and trusts, and other institutions, plus more than 80,000 high net worth and retail investors. Hines manages numerous institutional funds and extends its institutional expertise to individual investors through specialized public and private investment programs that it sponsors and which its affiliate, Hines Securities, distributes through its select network of independent broker-dealer firms. For more information on Hines, please visit www.hines.com.

About Main Street

Main Street Capital Corporation (NYSE: MAIN) wholly owns the sub-adviser to HMS Income Fund. Main Street is a publicly traded business development company that primarily invests in debt and equity investments in lower-middle market and middle-market companies. Its management team includes a unique group of professionals with more than 100 years of collective investment experience in private investment funds, investment banks and other financial services companies. Visit www.mainstreetcapital.com to learn more.

Forward-Looking Statements

This press release may contain certain forward looking statements, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of distributions. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and some of these factors are enumerated in the filings HMS Income Fund makes with the Securities and Exchange Commission. HMS Income Fund undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.